Exhibit 10.68

CONSENT AND SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

THIS CONSENT SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (this “Amendment”), is entered into as of May 11, 2015, by and among SPEED COMMERCE, INC., a Minnesota corporation (the “Company”), the Guarantors listed on the signature pages hereof, the Lenders (as defined in the Credit Agreement (as hereinafter defined)) listed on the signature pages hereof, and GARRISON LOAN AGENCY SERVICES LLC, (“GLAS”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and GLAS, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”, and together with the Administrative Agent, collectively, the “Agents” and each an “Agent”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors, the lenders from time to time party thereto (“Lenders”) and Agents are parties to that certain Amended and Restated Credit and Guaranty Agreement dated as of November 21, 2014 (as amended by the Consent and First Amendment, dated as of April 14, 2015, as amended hereby and as may be further amended, restated, supplemented or otherwise modified from time to time, after giving effect to this Amendment, the “Credit Agreement”); and

WHEREAS, the Agents and the Lenders agree to amend the Credit Agreement on the terms set forth herein, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

2.             Amendments to Credit Agreement. Upon satisfaction of the conditions to effectiveness set forth in Section 4 below, the Credit Agreement is hereby amended as follows:

(a)     Section 1.1 of the Credit Agreement is hereby amended by amending and restating the defined term “Applicable Margin” in its entirety as follows:

“Applicable Margin” means:

(a)     with respect to Closing Date Term Loans, a percentage, per annum, equal to eleven percent (11.00%); and

(b)     with respect to Restatement Date Term Loans, a percentage, per annum, equal to eleven percent (11.00%).

(b)     The defined term “Consolidated Adjusted EBITDA” which is set forth in Section 1.1 of the Credit Agreement is hereby amended by (i) inserting “plus” at the end of clause (i)(n) thereof and (ii) inserting the following new clause (i)(o) immediately following clause (i)(n) thereof:

(o) additional amounts for restructuring, transaction fees and expenses and other one-time charges not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate, subject to approval of the Administrative Agent in each instance,

(c)     The defined term “Consolidated Adjusted EBITDA” is further amended by (i) inserting “plus” at the end of clause (iii)(d) thereof and (ii) inserting the following new clause (iii)(e) immediately following clause (iii)(d) thereof:

(e)  the add-backs scheduled on Annex B (limited to the actual amount of any such write-off or write-down).

(d)     The defined term “Consolidated EBITDA” which is set forth in Section 1.1 of the Credit Agreement is hereby amended by (i) inserting “plus” at the end of clause (i)(i) thereof and (ii) inserting the following new clause (i)(j) immediately following clause (i)(i) thereof:

(j)  the add-backs scheduled on Annex B (limited to the actual amount of any such write-off or write-down).

(e)     Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “Fee Letter” in its entirety as follows:

“Fee Letter” means that certain second amended and restated fee letter agreement dated as of the Second Amendment Effective Date between Company and Administrative Agent.

(f)     Section 1.1 of the Credit Agreement is hereby amended by inserting the following new defined terms in the appropriate alphabetical order:

“Liquidity” means, at the time of determination unrestricted cash of the Credit Parties in Controlled Accounts.

“Qualified Acquisition Agreement” means an agreement, together with schedules and exhibits, for a Qualified Sale Transaction, which agreement is in form and substance acceptable to the Credit Parties and Administrative Agent and which minimally satisfies the following criteria: the acquisition agreement (i) shall not contain any conditions precedent relating to diligence or financing; and (ii) shall provide for a closing of the transaction on or before December 23, 2015.

“Qualified Purchaser” means a purchaser pursuant to the terms of a Qualified Acquisition Agreement who has been reasonably determined by the Credit Parties and Administrative Agent as having the financial capacity to consummate a Qualified Sale Transaction pursuant to the terms of a proposed Qualified Acquisition Agreement.

“Qualified Sale Transaction” means the sale of all or substantially all of the Credit Parties’ and their Subsidiaries’ business (either through the sale of the Company or the stock of its Subsidiaries or by virtue of the sale by the Credit Parties and their Subsidiaries of all or substantially all of their assets) which results in net proceeds as of the closing date for such acquisition in an amount sufficient to repay the Obligations in full and in cash in immediately available funds.

“Second Amendment Effective Date” means May 11, 2015.

“Stifel” means Stifel, Nicolaus & Company, Incorporated.

“Stifel Engagement Letter” means that certain engagement letter, dated as of April 16, 2015, by and between Stifel and Company, as in effect on the date hereof (or any amendment to, or restatement of, such engagement letter entered into that is not in violation of Section 5.15(b)).

(g)     Section 5.1 of the Credit Agreement is hereby amended by amending and restating clause (d) thereof in its entirety as follows:

(d)     Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c) and the 13-week cash flow forecast pursuant to Section 5.1(s), a duly executed and completed Compliance Certificate;

(h)     Section 5.1 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (q) thereof, (ii) replacing the “.” at the end of clause (r) thereof with “; and” and (iii) inserting a new clause (s) therein in the appropriate numerical order as follows:

(s)     on a weekly basis, delivered on the Wednesday of every week (with the first such forecast due on May 13, 2015), as of the last Business Day of the prior week (which for the first such forecast shall be May 8, 2015), an updated 13-week cash flow forecast in a form reasonably acceptable to the Administrative Agent for the Credit Parties and their Subsidiaries (it being acknowledged that the form delivered on the Second Amendment Effective Date is reasonably acceptable to the Administrative Agent), together with a (i) comparison of actual results to previous projections for such period, (ii) management explanation for any material variance between actual results to previous projections for such period and (iii) Compliance Certificate signed by the Chief Financial Officer of Company certifying to compliance with the Liquidity covenant set forth in Section 6.8(a).

(i)     Section 5 of the Credit Agreement is hereby amended by inserting a new Section 5.15 in the appropriate numerical order as follows:

5.15.     Sale Process.

(a)     From and after the Second Amendment Effective Date, Company shall at all times diligently pursue a Qualified Sale Transaction in good faith. For the avoidance of doubt, nothing contained in this Agreement shall be deemed to constitute consent to a Qualified Sale Transaction.

(b)     Company shall not (i) terminate Stifel’s engagement (whether such termination is made or initiated by Company or its Affiliates or by Stifel), (ii) make any amendment or modification to, or breach the terms of, the Stifel Engagement Letter, or (iii) agree to any direct or indirect reduction or modification of the scope of duties of Stifel, in each case, without the reasonable consent of the Administrative Agent.

(c)     Commencing on the Second Amendment Effective Date, upon the request (and within two (2) days of such request) of the Administrative Agent for such a conference call (at such times as the Administrative Agent may reasonably request but in any event not more than once in any calendar week), the management of Company and Stifel shall conduct a call with the Administrative Agent and the Lenders to discuss progress and developments made in connection with a Qualified Sale Transaction and the covenants and requirements set forth in this Section 5.15 and the matters pertaining thereto. Company and Stifel shall provide such other information as the Administrative Agent shall reasonably request from time to time with respect to the sale process and for any Qualified Sale Transaction.

(d)     Promptly following the preparation and finalization thereof, and in any event not later than one (1) day of the date such materials are provided to any prospective purchaser, Company shall provide to the Administrative Agent the final draft of the management presentation to be provided to prospective purchasers in respect of a Qualified Sale Transaction.

(e)     Not later than June 30, 2015, Company shall provide to the Administrative Agent, a summary, in form and substance satisfactory to the Administrative Agent, of the initial letters of intent received from any prospective purchasers with respect to a Qualified Sale Transaction.

(f)     Not later than July 6, 2015, Company and Stifel shall have (i) selected those prospective purchasers to move to the final round of bidding and received updated letter(s) of intent with any such prospective purchaser and (ii) provided to the Administrative Agent a summary, in form and substance satisfactory to the Administrative Agent, of such final round bids and identities of such prospective purchasers to the Administrative Agent.

(g)     Not later than September 11, 2015, Company shall have executed and delivered a Qualified Acquisition Agreement with a Qualified Purchaser.

(h)     Not later than September 25, 2015, Company shall have commenced the process of obtaining approval of the U.S. Securities and Exchange Commission necessary to close the Qualified Sale Transaction and shall provide to the Administrative Agent a summary of the actions being taken to comply with this clause (h).

(i)     On or before 12:00 p.m. (New York City time) December 23, 2015, the Company shall close the Qualified Sale Transaction pursuant to the terms of a Qualified Acquisition Agreement and the Administrative Agent shall have received proceeds in an amount sufficient to repay the Obligations in full in cash in immediately available funds.

(j)     Section 5 of the Credit Agreement is hereby amended by inserting a new Section 5.16 in the appropriate numerical order as follows:

5.16. Financial Advisor. Company shall engage a third-party financial advisor reasonably satisfactory to the Administrative Agent (the “Financial Advisor”) to assist management of Company and Stifel in the compilation of diligence and other materials as the Company explores its strategic initiatives. Company will execute an engagement letter, in form and substance reasonably satisfactory to the Administrative Agent, with the Financial Advisor no later than May 22, 2015, and shall continue to engage the Financial Advisor on the terms therein at all times thereafter, unless otherwise agreed by the Administrative Agent. Company shall cause the Financial Advisor to diligently pursue the full scope of its engagement at all times from and after the Second Amendment Effective Date. Company will promptly provide (and in any event within one (1) Business Day of execution thereof) the Administrative Agent with a copy of the executed engagement letter with respect to the Financial Advisor upon its execution.

(k)     Section 6.8 of the Credit Agreement is hereby amended by amending and restating clause (a) thereof in its entirety as follows:

(a)     Minimum Liquidity. Company shall report Liquidity to the Administrative Agent of not less than $1,000,000 on a weekly basis.

(l)     Section 6.8 of the Credit Agreement is hereby amended by amending and restating the table contained in clause (b) thereof in its entirety as follows:

Fiscal Quarter	Fixed Charge Coverage Ratio
December 31, 2014	1.15:1.00
March 31, 2015	1.15:1.00
June 30, 2015	1.00:1.00
September 30, 2015	0.75:1.00
December 31, 2015	0.90:1.00
March 31, 2016	0.70:1.00
June 30, 2016	1.25:1.00
September 30, 2016	1.25:1.00
December 31, 2016	1.25:1.00
March 31, 2017	1.30:1.00
June 30, 2017	1.30:1.00
September 30, 2017	1.30:1.00
December 31, 2017	1.30:1.00
March 31, 2018	1.35:1.00
June 30, 2018	1.35:1.00
September 30, 2018	1.35:1.00
December 31, 2018	1.35:1.00
March 31, 2019 and each Fiscal Quarter thereafter	1.50:1.00

(m)     Section 6.8 of the Credit Agreement is hereby amended by amending and restating the table contained in clause (c) thereof in its entirety as follows:

Fiscal Quarter Ending	Leverage Ratio
December 31, 2014	4.50:1.00
March 31, 2015	4.50:1.00
June 30, 2015	5.50:1.00
September 30, 2015	6.25:1.00
December 31, 2015	5.25:1.00
March 31, 2016	5.25:1.00
June 30, 2016	3.50:1.00
September 30, 2016	3.40:1.00
December 31, 2016	3.30:1.00
March 31, 2017	3.10:1.00
June 30, 2017	3.00:1.00
September 30, 2017	3.00:1.00
December 31, 2017	3.00:1.00
March 31, 2018	2.60:1.00
June 30, 2018 and each Fiscal Quarter thereafter	2.50:1.00

(n)     Section 6.8 of the Credit Agreement is hereby amended by amending and restating the table contained in clause (d) thereof in its entirety as follows:

Four Fiscal Quarter period (unless otherwise noted below) Ending	Consolidated EBITDA
one Fiscal Quarter period ending December 31, 2014	$3,000,000
two Fiscal Quarter period ending March 31, 2015	$5,750,000
June 30, 2015	$10,700,000
September 30, 2015	$10,700,000
December 31, 2015	$14,250,000
March 31, 2016	$16,000,000
June 30, 2016	$21,000,000
September 30, 2016	$22,500,000
December 31, 2016	$22,500,000
March 31, 2017	$25,000,000
June 30, 2017	$25,000,000
September 30, 2017	$25,000,000
December 31, 2017	$25,000,000
March 31, 2018	$25,000,000
June 30, 2018	$25,000,000
September 30, 2018	$25,000,000
December 31, 2018	$25,000,000
March 31, 2019	$25,000,000

(o)     Section 6.8 of the Credit Agreement is hereby amended by amending and restating clause (e) thereof in its entirety as follows:

(e)     Maximum Consolidated Capital Expenditures. Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Quarter and Fiscal Year indicated below, in an aggregate amount for Company and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Quarter or Fiscal Year, as applicable:

Fiscal Quarter/Fiscal Year	Consolidated Capital Expenditures
For the Fiscal Year ending March 31, 2015	$12,000,000
For the Fiscal Quarter ending June 30, 2015	$3,300,000
For the Fiscal Quarter ending September 31, 2015	$5,170,000
For the Fiscal Quarter ending December 31, 2015	$770,000
For the Fiscal Quarter ending March 31, 2016	$660,000
For the Fiscal Year ending March 31, 2017	$12,000,000
For the Fiscal Year ending March 31, 2018	$12,000,000
For the Fiscal Year ending March 31, 2019	$13,000,000

provided, that to the extent that the amount of Consolidated Capital Expenditures made in any Fiscal Year is less than the maximum amount permitted above during such Fiscal Year (without giving effect to any additional amount available as a result of this proviso), (i) up to fifty percent (50.0%) of such difference may be carried forward and used in the immediately succeeding Fiscal Year (but not any subsequent Fiscal Year), and (ii) in such immediately succeeding Fiscal Year, Consolidated Capital Expenditures shall be applied, first, to the permissible amount of Consolidated Capital Expenditures for such Fiscal Year, and, second, to the portion so carried forward; provided, further, that to the extent that the amount of Consolidated Capital Expenditures made in any Fiscal Quarter during any Fiscal Year is less than the maximum amount permitted above during such Fiscal Quarter, up to one hundred percent (100%) of such difference may be carried forward to subsequent Fiscal Quarters and used in the same Fiscal Year.

(p)     Section 8.1 of the Credit Agreement is hereby amended by amending and restating clause (c) thereof in its entirety as follows:

(c)     Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.14, Section 5.15, Section 5.16 or Section 6; or

(q)     Exhibit C to the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.

(r)     There is hereby added an Annex B to the Credit Agreement in the form attached hereto as Annex B.

3.             Consent. Company has notified the Agents and the Lenders that it may issue Capital Stock after the date hereof for Cash proceeds in an aggregate amount of up to $2,700,000 (the “Specified Equity Proceeds”), which shall be used to finance the general corporate purposes of Company (the “Specified Use of Proceeds”). Company has requested that the Specified Equity Proceeds not be required to be used to prepay the Obligations, and the Administrative Agent is willing to approve the Specified Use of Proceeds under clause (v) of Section 2.13(c) such that no prepayment of the Obligations is required with the Specified Equity Proceeds. Subject to the terms and conditions of this Amendment, the Administrative Agent hereby consents to and approves of the Specified Use of Proceeds under clause (v) of Section 2.13(c) such that no prepayment of the Obligations is required with the Specified Equity Proceeds. Each Lender party hereto hereby acknowledges and agrees that the Administrative Agent has the discretion to grant such consent under Section 2.13(c) of the Credit Agreement.

4.             Conditions. The effectiveness of this Amendment is subject to the following conditions:

(a)     the execution and delivery of this Amendment by the Company, Guarantors, Agents, and each of the Lenders;

(b)     the execution and delivery of the Second Amended and Restated Fee Letter by the Company and the Administrative Agent;

(c)     the execution and delivery of an amendment to the Intercreditor Agreement by the Lenders and Agent in form and substance satisfactory to the Lenders;

(d)     the Administrative Agent shall have received a 13-week cash flow and Liquidity forecast for Company and its Subsidiaries in form and substance satisfactory to the Administrative Agent; and

(e)     the truth and accuracy of the representations and warranties contained in Section 5;

(f)     the Company shall have paid all fees, costs and expenses of the Agents and Lenders in connection with this Amendment and the Second Amended and Restated Fee Letter executed in connection therewith, including without limitation, the Second Amendment Closing Fee (as defined in the Second Amended and Restated Fee Letter), and all transactions contemplated hereby, including, without limitation, reasonable fees, costs and expenses of Agents’ and Lenders’ counsel.

5.             Representations and Warranties. The Credit Parties hereby represent and warrant to each Agent and each Lender as follows:

(a)     each Credit Party is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)     each Credit Party has the power and authority to execute, deliver and perform its obligations under this Amendment;

(c)     the execution, delivery and performance by the Credit Parties of this Amendment has been duly authorized by all necessary action and does not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority);

(d)     this Amendment constitutes the legal, valid and binding obligation of the Credit Parties, enforceable against each Credit Party in accordance with its terms;

(e)     immediately before and after giving effect to this Amendment, no Default or Event of Default exists or shall exist;

(f)     all representations and warranties contained in the Credit Agreement are true and correct as of the date hereof, except to the extent made as of a specific date, in which case each such representation and warranty is true and correct as of such date; and

(g)     by its signature below, each Credit Party agrees that it shall constitute an Event of Default if any representation or warranty made herein is untrue or incorrect in as of the date when made or deemed made.

6.             Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended. Except as expressly set forth herein, this Amendment shall not be deemed to be an amendment or modification of any provisions of the Credit Agreement or any other Credit Document or any right, power or remedy of the Lenders, nor constitute a waiver of any provision of the Credit Agreement, any other Credit Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case, whether arising before or after the date hereof or as a result of performance hereunder or thereunder. This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to the Lenders whether under the Credit Agreement, the other Credit Documents, at law or otherwise and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto. All references to the Credit Agreement shall be deemed to mean the Credit Agreement as modified hereby. This Amendment shall not constitute a novation or satisfaction and accord of the Credit Agreement or the other Credit Documents, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and conditions of the Credit Agreement and the Credit Documents as amended by this Amendment, as though such terms and conditions were set forth herein. Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended by this Amendment, and each reference herein or in any other Credit Document to the “Credit Agreement” shall mean and be a reference to the Credit Agreement as amended and modified by this Amendment.

7.             Counterparts. This Amendment may be executed by one or more of the parties to this Amendment and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

8.             Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each Credit Party and its successors and assigns and Lenders and their successors and assigns.

9.             FATCA. Company and the Credit Parties do not believe that the amendments made pursuant to this Amendment shall be treated as a “significant modification” of the Loans under Treasury Regulation Section 1.1001-3 and as such the Loans should still constitute a grandfathered obligation for the purposes of FATCA.  From and after the Second Amendment Effective Date, Company and the Credit Parties shall jointly and severally indemnify the Administrative Agent and Lenders, and hold them harmless from, any and all losses, claims, damages, liabilities and related expenses, including taxes and the fees, charges and disbursements of any counsel for any of the foregoing, arising in connection with the Administrative Agent’s and Lenders’ treating, for purposes of determining withholding Taxes imposed under FATCA, the Loans as modified hereby as qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

10.           Further Assurance. Each Credit Party hereby agrees from time to time, as and when requested by any Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as such Lender may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment, the Credit Agreement, and the Credit Documents.

11.           GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS.

12.           Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

13.           Reaffirmation. Each Credit Party as debtor, grantor, pledgor, guarantor or in other any other similar capacity hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Credit Documents to which it is a party. Each Credit Party hereby consents to this Amendment and acknowledges that each of the Credit Documents remains in full force and effect and is hereby ratified and reaffirmed. Except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders, constitute a waiver of any provision of any of the Credit Documents or serve to effect a novation of the Obligations.

14.           Acknowledgment of Rights; Release of Claims. Each Credit Party hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by any Lender or Agent of Credit Parties’ liabilities, obligations and agreements on the date hereof; (b) to its knowledge, each Lender and Agent have fully performed all undertakings and obligations owed to it as of the date hereof; and (c) except to the limited extent expressly set forth in this Amendment, each Lender and Agent do not waive, diminish or limit any term or condition contained in the Credit Agreement or any of the other Credit Documents. Each Credit Party hereby waives, releases, remises and forever discharges the Lenders and Agents, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Agents (“Releasees”) from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, to the extent known on or prior to the date hereof, which the Company or any other Credit Party ever had or now has against the any of the Releasees which relates, directly or indirectly, to the Loans or the Credit Documents or any acts or omissions of the Releasees in respect of the Loans or the Credit Documents and arising from any event occurring on or prior to the date hereof. Without limiting the generality of the foregoing, each Credit Party waives and affirmatively agrees not to contest: (a) the right of each Agent and each Lender to exercise its rights and remedies under the Credit Agreement, this Amendment or the other Loan Documents, or (b) any provision of this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

SPEED COMMERCE, INC., a Minnesota corporation

By:
Name:
Title:

SPEED COMMERCE CORP., a Minnesota corporation

By:
Name:
Title:

SPEED FC MEXICAN HOLDCO, INC., a Delaware corporation

By:
Name:
Title:

FIFTH GEAR ACQUISITIONS, INC., a Minnesota corporation

By:
Name:
Title:

GARRISON LOAN AGENCY SERVICES LLC, as Administrative Agent, Collateral Agent, Lead Arranger, Syndication Agent and Documentation Agent

By:
Name:
Title:

GARRISON MIDDLE MARKET FUNDING CO-INVEST LLC, as a Lender

By:
Name:
Title:

GARRISON FUNDING 2015-2 LP, as a Lender

By:
Name:
Title:

GARRISON FUNDING 2013-2 LTD., as a Lender

Garrison Funding 2013-2 Manager LLC, as Collateral Manager

By:
Name:
Title:

GMMF LOAN HOLDINGS LLC,
as a Lender

By:
Name:
Title:

[Second Amendment to Amended and Restated Credit and Guaranty Agreement]

AIMS PRIVATE CREDIT OPPORTUNITIES, L.P. as a Lender

By: AIMS Private Credit Opportunities Advisors, L.L.C., its General Partner

By: GSAM GEN-PAR, L.L.C., its Managing Member

By:
Name:	Jonathan Snider
Title:	Authorized Signatory

[Second Amendment to Amended and Restated Credit and Guaranty Agreement]

CITY NATIONAL BANK,
as a Lender

By:
Name:
Title:

[Second Amendment to Amended and Restated Credit and Guaranty Agreement]

EAST WEST BANK,
as a Lender

By:
Name:
Title:

[Second Amendment to Amended and Restated Credit and Guaranty Agreement]

CREDIT SUISSE PARK VIEW BDC, INC. (f/k/a Credit Suisse Corporate Credit Solutions, LLC),
as a Lender

By:
Name:
Title:

[Second Amendment to Amended and Restated Credit and Guaranty Agreement]